SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2007
PRA INTERNATIONAL
(Exact name of registrant as specified in its charter)

Delaware	000-51029	54-2040171
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
12120 Sunset Hills Road, Suite 600, Reston, Virginia 20190
(Address of principal executive offices)
(703) 464-6300
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On July 24, 2007, PRA International, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GG Holdings I, Inc., a Delaware corporation (“Parent”), and GG Merger Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Merger Sub and Parent are affiliates of Genstar Capital, LLC (“Genstar”) formed by Genstar in order to acquire the Company.
     The Merger Agreement provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. In the Merger, each outstanding share of common stock of the Company, other than any dissenting shares, shares held by Parent or Merger Sub, and treasury shares, will be cancelled and converted into the right to receive $30.50 in cash, without interest.
     The Board of Directors of the Company (the “Board”), acting upon the unanimous recommendation of the Special Committee composed entirely of independent directors (the “Special Committee”), has determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and its stockholders, approved the Merger Agreement and resolved to recommend adoption of the Merger Agreement by Company stockholders.
     The closing of the Merger is subject to customary closing conditions, including adoption of the Merger Agreement by the Company’s stockholders and regulatory approvals.
     The Merger Agreement contains a “go-shop” provision pursuant to which the Company has the right to solicit and engage in discussions and negotiations with respect to competing proposals through September 12, 2007. After that date, the Company may continue discussions with any “Excluded Party,” defined as a party that submits a bona fide acquisition proposal that the Board (following the recommendation of the Special Committee if such committee still exists) determines in good faith prior to the end of the go-shop period, after consultation with its financial advisors and outside counsel, constitutes or would reasonably be expected to result in a “Company Superior Proposal” (as defined in the Merger Agreement). After the end of the go-shop period, the Company is not permitted to solicit other proposals but may share information and have discussions regarding unsolicited alternative proposals that meet certain conditions set forth in the Merger Agreement.
     The Company may terminate the Merger Agreement under certain specified circumstances, including if the Board determines in good faith that it has received a Company Superior Proposal, and otherwise complies with certain terms of the Merger Agreement. In connection with such termination, the Company must pay a fee of $23.7 million to Parent, unless such termination is in connection with a Company Superior Proposal submitted by an Excluded Party, in which case the fee will be $7.9 million. The $23.7 million fee payable by the Company to Parent is also payable in other limited circumstances. In certain other circumstances where the Merger Agreement is terminated by Parent and no transaction in connection with a competing proposal is entered into or consummated, the Company must reimburse Parent and Merger Sub for their expenses not to exceed $7.9 million. The amounts paid by the Company to reimburse Parent and Merger Sub for their expenses are credited towards any fee that becomes payable to Parent under the Merger Agreement.
     Under certain other circumstances, including if Parent fails to consummate the Merger as required under the Merger Agreement or fails to obtain financing when certain other conditions are met, the Merger Agreement requires Parent to pay to the Company a fee of $23.7 million upon termination of the Merger Agreement. The Company is also entitled to reimbursement of expenses under certain specified circumstances up to $7.9 million. The amounts paid by Parent to reimburse the Company’s expenses are credited towards any fee that becomes payable to the Company. Payment of this fee and reimbursement of expenses, as the case may be, is the Company’s sole recourse against Parent and its affiliates under the Merger Agreement. An affiliated fund of Genstar has delivered to the Company a limited guaranty of Parent’s and Merger Sub’s obligations to pay certain amounts under the Merger Agreement up to a maximum amount of $23.7 million in the aggregate, plus expenses incurred to enforce the guaranty, if applicable.
     The Merger Agreement contains customary representations, warranties and covenants made by the Company, including, among other things, covenants (i) to conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and consummation of the Merger and (ii) not to engage in certain kinds of transactions during such period.
     Simultaneously with the execution and delivery of the Merger Agreement, certain stockholders of the Company, namely Genstar Capital Partners III, L.P. and Stargen III, L.P. (the “Stockholders”), who are affiliates of Genstar entered into a Voting Agreement (the “Voting Agreement”). The Stockholders collectively own approximately 12.8% of the outstanding common stock of the Company. Under the terms of the Voting Agreement, from the time of the execution of the Voting Agreement and until the earliest to occur of the date that (a) the Merger becomes effective, (b) the transaction contemplated by a Company Superior Proposal is consummated, (c) the Merger Agreement is terminated in accordance with its terms, unless it is terminated by the Company in order to enter into another definitive agreement providing for a Company Superior Proposal, (d) such other definitive agreement is terminated, or (e) is the Outside Date (as defined in the Merger Agreement), the Stockholders have agreed to vote their shares in favor of the Merger, against all action or agreements that would result in a breach of any covenants, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, or in favor of such Company Superior Proposal if recommended by the Board, as the case may be.
     Parent has provided the Company with executed equity and debt financing commitments, the proceeds of which will provide for the necessary funds to consummate the transactions contemplated by the Merger Agreement, including the Merger.

     The foregoing summary of the Merger Agreement, the Voting Agreement, and the transactions contemplated thereby, do not purport to be complete and are subject to, and qualified in its entirety by, the full text of each agreement, are filed as exhibits to this current report, and are incorporated herein by reference.
     On July 25, 2007, the Company issued a press release announcing that they had entered into the Merger Agreement. A copy of the press release is furnished herewith as Exhibit 99.1.
     The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by the Company, on the one hand, and by Parent and Merger Sub, on the other hand, that were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The confidential disclosures contain information that has been included in the Company’s general prior public disclosures, as well as potential additional non-public information. While the Company does not believe that the confidential disclosures contain information required to be publicly disclosed under the securities laws other than information that has already been so disclosed, the confidential disclosures contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, the representations, warranties and covenants may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Additional Information and Where To Find It
     In connection with the proposed merger, a proxy statement and other materials will be filed with the Securities and Exchange Commission (the “SEC”). THE COMPANY’S INVESTORS ARE URGED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Investors will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to PRA International, 12120 Sunset Hills Road, Suite 600, Reston, VA 20190, telephone: (703) 464-6300, or from the Company’s website at http://www.prainternational.com.
Cautionary Note Regarding Forward-Looking Statements
     This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements.
     These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against the Company and others following the announcement of the merger agreement; (3) the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the merger; (4) the failure to obtain the necessary financing arrangements set forth in the commitment letter received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (6) other factors described in the Company’s filings with the SEC, including its reports on Forms 10-K, 10-Q and 8-K. Many of the factors that will determine the outcome of the subject matter of this communication are beyond the Company’s ability to control or predict. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future results or otherwise.
Participants in the Solicitation
     The Company, its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Additional information regarding the interests of potential participants in the proxy solicitation will be set forth in the proxy statement and other relevant documents regarding the merger when they are filed with the SEC.
Item 3.03. Material Modification to Rights of Security Holders.
     In connection with entering into the Merger Agreement, the Board adopted and approved Amendment No. 1 (the “Rights Amendment”) to the Rights Agreement, dated March 23, 2007, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”). The effect of the Rights Amendment is to permit execution of the Merger Agreement and performance and consummation of the transactions contemplated by the Merger Agreement, including the

Merger, without triggering the separation or exercise of the Rights (as defined in the Rights Agreement) or any adverse event under the Rights Agreement.
Item 8.01 Other Events.
     On June 25, 2007, the Company issued a press release announcing the Merger and the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is being furnished pursuant to Item 8.01 of Form 8-K. The information contained in the press release is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d)

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of July 24, 2007, by and among PRA International, GG Holdings I, Inc. and GG Merger Sub I, Inc.
2.2	Voting Agreement, dated as of July 24, 2007, by and among Genstar Capital Partners III, L.P., Stargen III, L.P. and PRA International
4.1	Amendment No. 1 to Rights Agreement, dated as of July 24, 2007, by and between PRA International and American Stock Transfer & Trust Company
99.1	Press Release, dated July 25, 2007

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PRA International
By:	/s/ Spiro Fotopoulos
Spiro Fotopoulos, Esq.
Vice President, Legal Affairs

Dated: July 25, 2007